EXHIBIT 99.1

TOR Minerals International to Report Third Quarter 2010 Financial Results

CORPUS CHRISTI, Texas, October 28, 2010 - TOR Minerals International (Nasdaq: TORM) announced today that it will release third quarter 2010 earnings results after the markets close on Thursday, November 11, 2010.

A webcast discussing third quarter 2010 results will be accessible immediately following the earnings release via the News section of the company's website, http://www.torminerals.com.  The webcast will be led by Dr. Olaf Karasch, President and CEO, of TOR Minerals.

Headquartered in Corpus Chri sti, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051